Exhibit-10.56

M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, Wl 53202-3509
414 765-7700 mibank.com

March 31, 2008
Ms. JoAnn S. Lilek
Executive Vice President & CFO
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
Dear Ms. Lilek:
This letter agreement (the “Agreement”) is made and entered into as of this 31st day of March, 2008, by and between Midwest Banc Holdings, Inc. (the “Borrower”) and M&I Marshall & Ilsley Bank (the “Lender”). This Agreement replaces a letter agreement dated September 28, 2007
The terms of this Agreement will apply (except as otherwise provided herein) so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Borrower, under the terms and conditions of any promissory note or other agreement between Borrower and Lender. Currently, those agreements include, without limitation: (a) a revolving credit promissory note (or “Revolving Loan”) in the maximum principal amount of $25,000,000.00; (b) a term note in the original principal amount of $75,000,000.00, which is being amended to be in the principal amount of $55,000,000.00; and (c) a “Subordinated Term Note” in the principal amount of $15,000,000.00.
1.	While any amount is owed by Borrower to Lender or Lender has any commitment to advance any credit to Borrower, Lender shall have received the following “Loan Documents,” in form and substance satisfactory to Lender:
(i)	a promissory note as to each loan;

(ii)	a pledge or security agreement granting to Lender a first priority security interest in 100% of the capital stock of Midwest Bank and Trust Company (“Midwest Bank); and

(iii)	physical possession of each stock certificate representing such stock a blank, signed irrevocable stock power for each stock certificate, and such other documents as may be necessary to take, maintain and perfect a first priority security interest in all capital stock of Midwest Bank.
(Subsections (ii) and (iii) above shall not apply to the Subordinated Term Note.)

2.	Borrower shall furnish to Lender, as soon as available, such financial information respecting Borrower or Midwest Bank as Lender from time to time requests, and without request furnish to Lender:

(i) Within 120 days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the close of such fiscal year and related statements of income and retained earnings and cash flow for such year all in reasonable detail and satisfactory in scope to Lender, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited by an independent certified public accountant, selected by Borrower and acceptable to Lender.
(ii) Within 45 days after the end of each fiscal quarter, a balance sheet of Borrower as of the end of such quarter and related statements of income and retained earnings and cash flow for the period from the beginning of the fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal year-end adjustments, certified by a financial representative of Borrower.
(iii) Copies of all quarterly Federal Financial Institution Examination Council Form 031 (“Call Reports”) required of Midwest Bank no later than the due date by which those Call Reports are required by the regulating agencies to be filed, prepared in accordance with agency requirements, certified by chief financial representative of Bank.
(iv) Within 45 days after the end of each fiscal quarter, grid price monitoring will be required.
3.	Borrower shall timely perform and observe the following financial covenant(s), all calculated in accordance with generally accepted accounting principles applied on a consistent basis.
(i) Midwest Bank shall maintain at all times a ratio of non-performing loans to Total Loans of not greater than 3.00%, tested quarterly at the end of each calendar quarter. “Non-performing Loans” means loans outstanding which are not accruing interest, have been classified as renegotiated pursuant to guidelines established by the Federal Financial Institutions Examination council or are 90 days or more past due in the payment of any principal or interest. “Total Loans” means the sum of loans and direct lease financings, net of unearned income by Midwest Bank.
(ii) Midwest Bank must report a positive net profit, tested quarterly, at each calendar quarter end, but excluding charges related to acquisitions.
(iii) Midwest Bank must remain “well capitalized” within the meaning of the Federal Deposit Insurance Act at 12 USC 1831o and the regulations thereunder applicable to Midwest Bank.
4.	Neither Borrower nor Midwest Bank shall merge into or consolidate with any other business enterprise and no other business enterprise shall merge into or with the Borrower or Midwest Bank, without prior written consent of Lender. (But this provision shall not apply to the Subordinated Term Note.)

5.	Neither Borrower nor Midwest Bank shall become subject to any adverse regulatory action (including, without limitation, any written agreement for corrective action, a memorandum of understanding which limits in any way the ability of Midwest Bank to pay dividends to Borrower or a cease and desist order).

6.	The Revolving Loan is intended for use as working capital. Such Loan shall not be used for the purpose of acquiring another financial institution or enterprise unless approved by Lender (the request for approval may be made following the announcement of a definitive agreement).

7.	All outstanding debt is immediately due on the sale of the stock of Midwest Bank or Borrower, or of substantially all of the assets of either.

8.	In the event of a known or intended change in or departure of any executive management of Borrower, Borrower shall promptly notify Lender of the same and provide Lender with a reasonably acceptable succession plan within 90 days thereafter.

9.	Borrower debt other than that owed to Lender shall never be greater than $2,000,000 (principal) without prior written approval of Lender (excluding trust preferred indebtedness or other indebtedness that is subordinate (in accordance with SR 92-37 issued by the FRB on October 15, 1992) to the claims of creditors of Borrower with respect to the following: (a) borrowed and purchased money; (b) similar obligations arising from off-balance-sheet guaranties and direct-credit substitutes; and (c) obligations associated with derivative products such as interest-rate and foreign exchange-rate contracts, commodity contracts, and similar arrangements), which approval will not be unreasonably withheld (but this provision shall not affect the Subordinated Term Note).
A breach or failure of performance in any term or condition in this Agreement shall constitute an additional event of default under each of the Loan Documents (subject however to a 10 day cure period for payment defaults and a 30 day cure period for non-payment defaults), and Lender may then, at its option (except, as to the Subordinated Term Note which has its own acceleration provisions), declare the notes due and payable, and may pursue all remedies available to it under the Loan Documents or otherwise.
The undersigned shall pay and reimburse Lender for all expenses incurred by it in protecting or enforcing its rights under the Loan Documents or this Agreement, including without limitation, costs of administration and costs of collection before and after judgment, including reasonable attorney’s fees and legal expenses.
In the case of any ambiguity or conflict between this Agreement and any Loan Document, this Agreement will govern (except, however as to the Subordinated Term Note, as to which, in the event of any inconsistency, that Note shall control).

Please confirm your acknowledgment and acceptance of the terms and conditions of this Agreement by signing and dating below.

Very truly yours,		Accepted and Agreed: March 31, 2008
M&I Marshall & Ilsley Bank		Midwest Banc Holdings, Inc.

By:	/s/ John J. Kadlac	By:	/s/ JoAnn S. Lilek
John J. Kadlac, VP/Senior RM		Title:	JoAnn S. Lilek, EVP/CFO

By: Title:	/s/ Allen J. Wolf Sr. VP

FIRST AMENDMENT TO NOTE
(M&I/Midwest Banc Holdings $75,000,000.00 Note)
(M&I Loan No. 37956985-10001)
     M&I Marshall & Ilsley Bank (“Lender”) and Midwest Banc Holdings, Inc. (“Borrower”) are parties to a September 28, 2007 Promissory Note in the face amount of $75,000,000.00 (copy attached) (the “Note”). The parties wish to amend that Note according to this First Amendment. Therefore, the parties agree as follows:
1.	Upon signing hereof, Borrower shall pay down the Note (including with the proceeds of a separate $15,000,000.00 loan being made by Lender to Borrower simultaneously herewith) so that the total principal outstanding on the Note shall then be $55,000,000.00. Upon that pay down, wherever in the Note reference is made to $75,000,000.00 (in numbers or words) the Note shall be considered to be amended to read “$55,000,000.00.”

2.	The exhibit to the Note (titled “Applicable Margin”) is replaced in its entirety by the “Applicable Margin” exhibit attached to this First Amendment.

3.	The section labeled “Prepayment” in the Note (paragraph 4 on page 1) is replaced by the following:

Prepayments. The Borrower may at its option, at any time, prepay this Note, in part; provided, however, that the Borrower may not prepay this Note in its entirety, so long as any portion of that certain Subordinated Term Note dated as of March 31, 2008 by the Borrower in favor of the Lender in the initial principal amount of $15,000,000.00 (U.S. Dollars) (as amended from time to time, the “Subordinated Term Note”) remains outstanding, unless this Note has been accelerated by the Bank.

4.	As amended hereby, the Note is ratified.
Dated: March 31, 2008

MIDWEST BANC HOLDINGS, INC.		M&I MARSHALL & ILSLEY BANK

By:	/s/ JoAnn S. Lilek JoAnn S. Lilek,	By:	/s/ John J. Kadlac Title: John J. Kadlac, VP/ Senior RM
Executive Vice President
	Chief Financial Officer	By:	/s/ Allen J. Wolf Title: Sr. VP

     As provided in the “Variable Interest Rate” paragraph in the Note, interest on this Note, will vary based on changes in the One-Month LIBOR Rate (the “Index”). The interest rate will also vary based upon the Borrower’s “Return on Assets” (as defined below) and the following “Applicable Margin” (which shall be added to the Index to determine the interest rate under this Note):

If Borrowers Return On Assets Is:	The Applicable Margin Is:
(a) Not greater than .5% for two consecutive calendar quarters	1.55%

(b) Greater than .5% but less than or equal to 1.04% for two consecutive calendar quarters	1.40%

(c) Greater than 1.04% for two consecutive calendar quarters	1.25%
Dated: March 31, 2008

MIDWEST BANC HOLDINGS, INC.
By:	/s/ JoAnn S. Lilek
JoAnn S. Lilek,
Executive Vice President Chief Financial Officer

M&I/Midwest Banc Holdings
Exhibit to First Amendment to Note
For Loan No. 37956985-10001

SUBORDINATED TERM NOTE

THIS SUBORDINATED TERM NOTE IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL AGENCY.

$15,000,000.00	Chicago, Illinois
March 31, 2008
     FOR VALUE RECEIVED, the undersigned MIDWEST BANC HOLDINGS, INC. (the “Borrower”), promises to pay to the order of M&I MARSHALL & ILSLEY BANK (the “Bank”), at its office in Milwaukee, WI, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) plus interest, all as provided below.
     1. Interest. The unpaid principal balance outstanding from time-to-time shall bear interest before maturity (whether by acceleration or lapse of time) at a variable rate equal to the One-Month LIBOR rate (as defined below) plus 350 basis points, which rate will change as of the first day of each month if the One-Month LIBOR Rate changes.
     (a) “One-Month LIBOR Rate” means the annual rate equal to the rate at which U.S. dollar deposits are offered on the first day of each calendar month on or about 9 a.m. Milwaukee, Wisconsin time (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the British Bankers Association and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).
     (b) If the One-Month LIBOR Rate is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One- Month LIBOR Rate for that month shall be established as of the next preceding day on which the One-Month LIBOR Rate is provided and reported by the selected news service.
     (c) Interest will be computed for the actual number of days principal is unpaid, based on a year of 360 days.
     2. Payment Schedule. Borrower shall make monthly payments of interest only on the 30th day of each consecutive calendar month, beginning on April 30, 2008, plus a final

payment of all remaining unpaid principal and any unpaid interest on March       , 2018 or earlier if accelerated pursuant to section 8 below.
     3. Late Payment Fee. If any payment is not made on or before its due date, the Bank may collect a delinquency charge of 5% of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder or accelerate this Note.
     4. Default Interest Rate. Principal amounts remaining unpaid after the maturity thereof, whether at fixed maturity or by reason of default and acceleration of maturity, shall bear interest from and after maturity until paid at a rate of 3% per annum plus the rate of interest otherwise payable hereunder.
     5. Maximum Rate. In no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount collected against the balance due or refund the amount to the Borrowers.
     6. Prepayment. This Note may be prepaid in full or in part at any time without premium. Prepayments of less than all the outstanding amount of this Note shall be applied to principal.
     7. Application of Payments. Payments due under this Note shall be made in lawful money of the United States, and the Bank is authorized to apply payments received from Borrower to any obligation owed Bank by Borrower unless Borrower specifies in writing the obligation to which a payment should be applied. However payments applied to this Note shall be applied by the Bank first to interest, then to other costs, fees and charges due hereunder and last to principal. Bank is authorized to deduct and withdraw payments due under this Note from any account of Borrower at Bank.
     8. Default Acceleration. The following are “Events of Default” hereunder: (a) Borrower fails to pay any amount when due under this Note; (b) any default or failure of performance occurs under a letter loan agreement dated contemporaneously herewith as it may be amended, modified or restated (the “Letter Agreement”); (c) any default or failure of performance occurs under any other note or agreement between Borrower and Bank; and (d) Borrower becomes the subject of any bankruptcy, or receivership proceedings (voluntary or involuntary). Upon the occurrence of the Event of Default specified in (d) above, and only

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upon that occurrence, this Note and indebtedness evidenced hereby may, at Lender’s option, be accelerated, and the entire amount owed is then due. Bank’s receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or of Bank’s rights and remedies upon such default.
     9. Security. This Note is not secured.
     10. Rights of Bank. Without affecting the liability of Borrower, any indorser, or any surety, Bank may, without notice, accept partial payments or agree not to sue any party or guarantor liable on it. Without affecting the liability of any indorser or surety, Bank may from time to time, without notice, renew or extend the time for any payment.
     11. Costs and Fees; Indemnity. Borrower agrees to pay all costs of collection before and after judgment, including reasonable attorneys’ fees (including those incurred in successful defense or settlement of any counterclaim brought by Borrower or incident to any action or proceeding involving Borrower brought pursuant to the United States Bankruptcy Code or other insolvency proceedings) and waive presentment, protest, demand and notice of dishonor. Borrower agrees to indemnify and hold harmless Bank, its directors, officers, employees and agents, from and against any and all claims, damages, judgments, penalties, and expenses, including reasonable attorneys’ fees, arising directly or indirectly from credit extended under this Note or the activities of Borrower. This indemnity shall survive payment of this Note. Borrower acknowledge that Bank has not made any representations or warranties with respect to, and that Bank does not assume any responsibility to Borrower for, the collectability or enforceability of this Note or the financial condition of Borrower.
     12. Interpretation. This Note and the credit advanced hereunder are for business purposes. This Note is intended by Borrower and Bank as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except (a) by a Letter Agreement between the parties dated contemporaneously herewith, as it may be amended or (b) by another writing signed by both Borrower and Bank. This Note benefits Bank, its successors and assigns, and binds Borrower and Borrower’s successors and assigns. The validity, construction and enforcement of this Note are governed by the internal laws of Wisconsin. Invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provisions of this Note.
     13. Venue; Jurisdiction. Borrower consents that venue for any legal proceeding

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relating to collection of this Note shall be, at Bank’s option, the Milwaukee County, Wisconsin Circuit Court, or the Federal District Court for the Eastern District of Wisconsin. Borrower agrees and consents to the personal jurisdiction of any such Courts and agrees that venue in such Courts is not inconvenient for Borrower.
     14. Waiver of Jury Trial. BORROWER AND BANK HEREBY BOTH WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE CREDIT AGREEMENT, OR ANY RELATED LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENT TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.
     15. Subordination. The rights of Bank to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate (in accordance with SR 92-37 issued by the FRB on October 15, 1992) to the claims of creditors of Borrower with respect to the following (“Senior Indebtedness”): (a) borrowed and purchased money; (b) similar obligations arising from off-balance-sheet guaranties and direct-credit substitutes; and (c) obligations associated with derivative products such as interest-rate and foreign exchange-rate contracts, commodity contracts, and similar arrangements (clauses (a), (b) and (c) expressly exclude trade accounts payable and accrued liabilities under Trust Preferred Indebtedness of Borrower, as defined below, with respect to which the rights of Bank are not subordinate). Upon dissolution or liquidation of Borrower, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Note until all Senior Indebtedness (which expressly exclude trade accounts payable and accrued liabilities of Borrower) shall have been paid in full.
     As used herein, “Trust Preferred Indebtedness” means indebtedness incurred in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of Borrower, including the subordinated indebtedness evidenced by any junior subordinated debentures relative thereto.
     16. Defect in Terms. It is the intent of Borrower and Bank that this Note be treated as Tier 2 Capital of Borrower in accordance with the rules and regulations of the Federal Reserve Board (“FRB”) in effect on the date hereof. In the event the FRB notifies Borrower that this Note does not constitute Tier 2 Capital of Borrower due to a defect in the terms of this Note, the parties shall negotiate in good faith to cure such defect by amending this Note.

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     17. Captions. All descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Note.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ JoAnn S. Lilek
JoAnn S. Lilek
Executive Vice President and Chief Financial Officer

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